Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   October 21, 2011

ACME UNITED CORPORATION REPORTS 18% SALES INCREASE AND 70% INCREASE IN OPERATING PROFIT FOR THE THIRD QUARTER

FAIRFIELD, CONN. – October 21, 2011 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the third quarter ended September 30, 2011 were $19.0 million, compared to $16.1 million in the comparable period of 2010, an increase of 18% (16% in local currency).  Excluding sales resulting from the acquisition on February 28, 2011 of the Pac Kit Company, one of the oldest manufacturers of first aid products, comparable sales for the quarter ended September 30, 2011 increased by 8%.

Net income was $682,000, or $.22 per diluted share, for the quarter ended September 30, 2011, compared to $612,000 or $.19 per diluted share, for the comparable period last year, an increase of 11% in net income and 16% in diluted earnings per share.

Net sales for the nine months ended September 30, 2011 were $57.5 million, compared to $49.8 million in the same period in 2010, an increase of 15% (13% in local currency).  Excluding sales resulting from the acquisition of the Pac Kit Company, comparable sales increased by 7%.

Net income for the nine months ended September 30, 2011 was $2,545,000, or $.82 per diluted share, compared to $2,391,000, or $.74 per diluted share in the comparable period last year, a 6% increase in net income and 11% in diluted earnings per share.

Net sales for the quarter ended September 30, 2011 in the U.S. segment increased 23% compared to the same period in 2010. Net sales for the nine months ended September 30, 2011 in the U.S. segment increased 19% compared to the same period in 2010. Sales in the U.S. for both periods increased due to market share gains in the mass market channel, the addition of sales resulting from the acquisition of the Pac Kit Company and strong sales of first aid products.  Net sales in Canada for the three months ended September 30, 2011 increased 3% in U.S dollars but declined 3% in local currency compared to the same period in 2010. Net sales in Canada for the nine months ended September 30, 2011 increased 13% in U.S. dollars (6% in local currency) compared to the same period in 2010.  Sales in Canada for the nine months increased primarily due to the introduction of new products.  European net sales for the three months ended September 30, 2011 increased 3% in U.S. dollars but declined 6% in local currency, compared to the same period last year.  European net sales for the nine months ended September 30, 2011 decreased 6% in U.S. dollars (13% in local currency) compared to the same period last year. Sales in Europe decreased due to the timing of sales to mass market customers which are expected to occur later in 2011 than they did in 2010.

Gross margins were 35% in the third quarter of 2011 versus 35% in the comparable period last year.  Gross margins were 36% for the nine months ended September 30, 2011 compared to 37% for the comparable period last year.

Operating profit was $1,120,000 for the quarter ended September 30, 2011 compared to $657,000 for the comparable period last year, an increase of 70%. Operating profit was $3,763,000 for the nine months ended September 30, 2011 compared to $2,903,000 for the comparable period last year, an increase of 30%.

The effective tax rate for the first nine months of 2011 was 29%, compared to 13% in the same period of 2010.  The effective tax rate for the nine months ended September 30, 2010, reflected approximately $300,000 of tax benefits associated with the Company’s donation of land to the City of Bridgeport, CT in the fourth quarter of 2009.

Walter C. Johnsen, Chairman and CEO said, “Our performance in the quarter reflects the success Acme United is having with new products, and the successful integration of Pac-Kit. We are continuing to make progress in the office, hardware, and industrial markets, and in Europe.”

The Company’s bank debt less cash and cash equivalents on September 30, 2011 was $11.9 million compared to $8.2 million on September 30, 2010.  On February 28, 2011, the Company paid approximately $3.4 million for the Pac Kit Company.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, (v) the Company’s ability to successfully integrate acquired business; and (vi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2011
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in $000's except per share data	September 30, 2011	September 30, 2010

Net sales	$19,036	$16,083
Cost of goods sold	12,396	10,426
Gross profit	6,640	5,657
Selling, general, and administrative expenses	5,520	5,000
Income from operations	1,120	657
Interest expense	112	86
Interest income	(42)	(39)
Net interest expense	70	47
Other expense (income)	20	(3)
Total other expense	90	44
Pre-tax income	1,030	613
Income tax expense	348	1
Net income	$682	$612

Shares outstanding - Basic	3,102	3,111
Shares outstanding - Diluted	3,120	3,192

Earnings per share basic	$0.22	$0.20
Earnings per share diluted	0.22	0.19

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2011 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2011	September 30, 2010

Net sales	$57,466	$49,789
Cost of goods sold	36,835	31,468
Gross profit	20,631	18,321
Selling, general, and administrative expenses	16,868	15,418
Income from operations	3,763	2,903
Interest expense	323	217
Interest income	(132)	(112)
Net interest expense	191	105
Other (income) expense	(2)	36
Total other expense	189	141
Pre-tax income	3,574	2,762
Income tax expense	1,029	371
Net income	$2,545	$2,391

Shares outstanding - Basic	3,090	3,147
Shares outstanding - Diluted	3,105	3,218

Earnings per share basic	$0.82	$0.76
Earnings per share diluted	0.82	0.74

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2011
(Unaudited)

Amounts in $000's	September 30, 2011	September 30, 2010

Assets:
Current assets:
Cash and cash equivalents	$6,270	$7,232
Accounts receivable, net	16,661	14,943
Inventories	22,804	19,972
Prepaid and other current assets	1,075	1,174
Total current assets	46,810	43,321

Property and equipment, net	2,381	2,126
Long term receivable	1,794	1,852
Intangible assets, net	3,326	1,856
Other assets	1,033	615
Total assets	$55,344	$49,769

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$4,435	$4,490
Other current liabilities	3,869	2,925
Total current liabilities	8,304	7,414
Bank debt	18,106	15,420
Other non current liabilities	1,373	1,721
	27,783	24,555
Total stockholders' equity	27,561	25,213
Total liabilities and stockholders' equity	$55,344	$49,769